Exhibit 99.1
Thank you, Arash

It all started with an unexpected email from Paul Graham, the founder of Y Combinator. Paul wrote to say that he liked Dropbox, but for YC to be willing to invest, I needed a co-founder—I couldn’t apply by myself. The policy made sense—great companies tend to be started by great founding teams, not individuals. So who you partner with is one of the most important decisions you make as an entrepreneur.

There was just one problem: the YC application deadline was only 3 weeks away. So in essence, Paul was saying “you have 3 weeks to get married”—and I wasn't even dating.

I started asking my smartest friends who their smartest friends were and luckily, one of them introduced me to Arash. He was still a student at MIT, so we met in the coffee house at the student center. He was quiet, but we hit it off. And I’m not sure whether it was out of deep conviction or utter recklessness, but after a grand total of 2 hours together we moved out to California and Arash became a college dropout.

I could tell that Arash was smart when we first met, but what I didn’t fully appreciate was his level of care and thoughtfulness. His dad told me a story about building their home in Kansas where one day, Arash noticed a misalignment on a floor plan that had been left on the kitchen table. The contractor admitted his mistake and fixed it. Turns out that Arash was five years old at the time. Arash’s high standards, uncanny instincts, and eye for design have always made us better (as all lucky recipients of the 2am “Arash email” can attest).

More than anything else, Arash has devoted himself to making Dropbox a place where people genuinely care about each other—where success is measured not just by what we achieve but how we achieve it. From the earliest days, he made sure we hired a team of humble, authentic, passionate people. Because of Arash, making work human will always be at the heart of our culture. Of all the things he’s done for Dropbox, I know this is his proudest and most enduring contribution.

I don’t think either of us could have imagined that a 2-hour conversation would lead to 13 incredible years of partnership. But now, it’s time for me to share that my close friend and co-founder is leaving Dropbox.

Arash—it’s hard to imagine life without you here. But I promise that we’ll continue carrying the torch. I’m so excited for you to start your new adventure, and I’ll always be grateful for everything you’ve done for us. We’ll all miss you—and even though you won’t be in the building, we know your face will continue poking into our Paper docs in spirit.

Drew